U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                   Initial Statement of Beneficial Ownership of Securities

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

                               VA Partners, LLC
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(Last)                             (First)                             (Middle)

                        One Maritime Plaza, Suite 1400
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(Street)

San Francisco                        CA                                   94111
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(City)                            (State)                                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                              July 29, 2002
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

                          Gartner Group, Inc. (IT.B)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                              [X] 10% Owner
   [_] Officer (give title below)            [_] Other (specify below)
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

[ ] Form filed by one Reporting Person
[X] Form filed by more than one Reporting Person
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Table I -- Non-Derivative Securities Beneficially Owned
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                                                 3. Ownership
                        2.Amount of Securities   Form: Direct(D)
1. Title of Security    Beneficially Owned       or Indirect(I)   4. Nature of Indirect Beneficial
(Instr. 4)              (Instr.4)                (Instr.5)        Ownership(Instr.5)
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Class B
Common Stock         3,432,746                    I               (1)(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                       5.
                                          3.                                           Owner-
                                          Title and Amount of Securities               ship
                     2.                   Underlying Derivative Security               Form of
                     Date Exercisable     (Instr.4)                        4.          Derivative
                     And Expiration Date  -------------------------------  Conver-     Security:   6.
                     (Month/Day/Year)                            Amount    sion or     Direct      Nature of
                     -------------------                           or      Exercise    (D) or      Indirect
1.                   Date       Expira-                          Number    Price of    Indirect    Beneficial
Title of Derivative  Exer-      tion                               of      Derivative  (I)         Ownership
(Instr.4)            cisable    Date        Title                Shares    Security    (Instr.5)   (Instr.5)
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Explanation of Responses:

(1)As General Partner and Investment Manager of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., and ValueAct Capital International, Ltd.

(2)These securities are also beneficially owned by Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin as Managing Members, Principal Owners and Controlling Persons of VA Partners, LLC.


VALUEACT CAPITAL PARTNERS, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          08/09/02
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL PARTNERS II, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          08/09/02
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL INTERNATIONAL, LTD., BY
VA PARTNERS, L.L.C., ITS INVESTMENT MANAGER

By: /s/ George F. Hamel, Jr.                          08/09/02
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


                                PAGE 3 OF 5
VA PARTNERS, L.L.C.


By: /s/ George F. Hamel, Jr.                          08/09/02
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


By: /s/ Jeffrey W. Ubben				 	08/09/02
   -----------------------------------------       ----------------
   Jeffrey W. Ubben                                    Date
   **Signature of Reporting Person


By: /s/ George F. Hamel, Jr.                         08/09/02
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   **Signature of Reporting Person


By: /s/ Peter H. Kamin                               08/09/02
---------------------------------------------      -----------------
   Peter H. Kamin                                      Date
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name: ValueAct Capital Partners, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Gartner Group, Inc. (IT.B)
Statement for Month/Year: July 2002

Name: ValueAct Capital Partners II, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Gartner Group, Inc. (IT.B)
Statement for Month/Year: July 2002

Name: ValueAct Capital International, Ltd.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Gartner Group, Inc. (IT.B)
Statement for Month/Year: July 2002

Name: Jeffrey W. Ubben
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Gartner Group, Inc. (IT.B)
Statement for Month/Year: July 2002

Name: George F. Hamel, Jr.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Gartner Group, Inc. (IT.B)
Statement for Month/Year: July 2002

Name: Peter H. Kamin
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol: Gartner Group, Inc. (IT.B)
Statement for Month/Year: July 2002


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